Pricing Supplement dated August , 2026	Subject to Completion Dated August 17, 2026	Registration Statement No. 333-275898 Filed Pursuant to Rule 424(b)(2)

Royal Bank of Canada Buffer Autocallable GEARS

$• Securities Linked to a Basket of Five Equity Indices due on or about August 29, 2029

Investment Description

The Buffer Autocallable GEARS (the “Securities”) are senior unsecured debt securities issued by Royal Bank of Canada linked to the performance of an unequally weighted basket (the “Basket”) of five equity indices (each, a “Basket Underlying”), as listed below. We will automatically call the Securities early if the Basket Value (as defined below) on the Call Observation Date is greater than or equal to the Initial Basket Value. If the Securities are called, we will pay you the principal amount per Security plus a return equal to the Call Return of 12.00%. No further payments will be made on the Securities once they have been automatically called, and you will not participate in any appreciation of the Basket if the Securities are automatically called. If the Securities are not automatically called and the Basket Return (as defined below) is positive, we will repay the principal amount at maturity plus pay a return equal to the Upside Gearing times the Basket Return. The Upside Gearing will be set on the Trade Date and will be between 1.40 and 1.60. If the Securities are not automatically called and the Basket Return is zero or negative, but the Final Basket Value is greater than or equal to the Downside Threshold, we will repay the full principal amount at maturity. However, if the Securities are not automatically called, the Basket Return is negative and the Final Basket Value is less than the Downside Threshold, we will pay less than the full principal amount at maturity and you will lose 1% of the principal amount of your Securities for every 1% decline in the value of the Basket over the term of the Securities in excess of the Buffer, and you will lose up to 90% of the principal amount. Investing in the Securities involves significant risks. The Securities do not pay dividends or interest. You will lose some or a significant portion of your principal amount if the Securities are not automatically called and the Final Basket Value is less than the Downside Threshold. The Upside Gearing and buffered downside exposure of the Basket apply only at maturity. Any payment on the Securities, including any repayment of principal, is subject to our creditworthiness. If we default on our payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment. The Securities will not be listed on any securities exchange.

Features	Key Dates

❑	Call Return — We will automatically call the Securities and pay you an amount equal to the principal amount plus a return equal to the Call Return if the Basket Value on the Call Observation Date is greater than or equal to the Initial Basket Value. No further payments will be made on the Securities once they have been automatically called, and investors will not participate in any appreciation of the Basket if the Securities are automatically called.
❑	Enhanced Growth Potential — If the Securities are not automatically called and the Basket Return is positive, at maturity we will pay you the principal amount plus a return equal to the Upside Gearing times the Basket Return.
❑	Downside Exposure with Contingent Repayment of Principal at Maturity — If the Securities are not automatically called and the Basket Return is zero or negative, but the Final Basket Value is greater than or equal to the Downside Threshold, we will repay the full principal amount at maturity. However, if the Securities are not automatically called, the Basket Return is negative and the Final Basket Value is less than the Downside Threshold, we will pay less than the full principal amount at maturity, resulting in a loss of principal amount that is proportionate to the percentage decline in the value of the Basket in excess of the Buffer. Accordingly, you may lose some or a significant portion of the principal amount of the Securities. Any payment on the Securities, including any repayment of principal, is subject to our creditworthiness.

Trade Date	August 27, 2026
Settlement Date	August 31, 2026
Call Observation Date[1]	September 2, 2027
Call Settlement Date[1]	September 8, 2027
Final Valuation Date[1]	August 27, 2029
Maturity Date[1]	August 29, 2029
[1]	Subject to postponement. See “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. WE ARE NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES HAVE THE DOWNSIDE MARKET RISK OF THE BASKET IN EXCESS OF THE BUFFER. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING OUR DEBT OBLIGATIONS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS” IN THE ACCOMPANYING PROSPECTUS, PROSPECTUS SUPPLEMENT AND PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU COULD LOSE SOME OR A SIGNIFICANT PORTION OF THE PRINCIPAL AMOUNT OF YOUR SECURITIES.

Security Offering

We are offering Buffer Autocallable GEARS Linked to a Basket of Five Equity Indices. The Securities will be issued in minimum denominations of $10, and integral multiples of $10 in excess thereof, with a minimum investment of $1,000. Each Initial Basket Underlying Value will be determined and the Upside Gearing will be set on the Trade Date.

Basket Underlyings	Bloomberg Symbols	Basket Weightings	Initial Basket Underlying Value*	Initial Basket Value	Call Return	Upside Gearing	Downside Threshold	Buffer	CUSIP / ISIN
EURO STOXX 50® Index	SX5E	40.00%	•	100.00	12.00%	1.40 to 1.60	90.00, which is 90% of the Initial Basket Value	10%	78017Y359 / US78017Y3595
Nikkei 225 Index	NKY	25.00%	•
FTSE® 100 Index	UKX	17.50%	•
Swiss Market Index	SMI	10.00%	•
S&P/ASX 200 Index	AS51	7.50%	•

* With respect to each Basket Underlying, the closing value of that Basket Underlying on the Trade Date

See “Additional Information about Royal Bank of Canada and the Securities” in this pricing supplement. The Securities will have the terms specified in the prospectus dated December 20, 2023, the prospectus supplement dated December 20, 2023, the underlying supplement no. 1A dated May 16, 2024, the product supplement no. 1B dated July 22, 2025 and this pricing supplement.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory body has approved or disapproved of the Securities or passed upon the adequacy or accuracy of this pricing supplement. Any representation to the contrary is a criminal offense. The Securities will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality. The Securities are not bail-inable notes and are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

	Price to Public		Fees and Commissions(1)		Proceeds to Us
Offering of the Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to a Basket of Five Equity Indices	•	$10.00	•	$0.25	•	$9.75

(1) UBS Financial Services Inc., which we refer to as UBS, will receive a commission of $0.25 per Security. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

The initial estimated value of the Securities determined by us as of the Trade Date, which we refer to as the initial estimated value, is expected to be between $9.18 and $9.68 per Security and will be less than the public offering price of the Securities. The final pricing supplement relating to the Securities will set forth the initial estimated value. The market value of the Securities at any time will reflect many factors, cannot be predicted with accuracy and may be less than this amount. We describe the determination of the initial estimated value in more detail below.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information about Royal Bank of Canada and the Securities

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the prospectus dated December 20, 2023, as supplemented by the prospectus supplement dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which the Securities are a part, the underlying supplement no. 1A dated May 16, 2024 and the product supplement no. 1B dated July 22, 2025. This pricing supplement, together with these documents, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement and the documents listed below. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. These documents are an offer to sell only the Securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in each such document is current only as of its date.

If the information in this pricing supplement differs from the information contained in the documents listed below, you should rely on the information in this pricing supplement.

You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in the documents listed below, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated December 20, 2023: https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm

♦	Prospectus Supplement dated December 20, 2023: https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm

♦	Underlying Supplement No. 1A dated May 16, 2024: https://www.sec.gov/Archives/edgar/data/1000275/000095010324006773/dp211259_424b2-us1a.htm

♦	Product Supplement No. 1B dated July 22, 2025: https://www.sec.gov/Archives/edgar/data/1000275/000095010325009131/dp231901_424b2-opsn1b.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, “Royal Bank of Canada,” the “Bank,” “we,” “our” and “us” mean only Royal Bank of Canada.

Selected Purchase Considerations

The Securities may be appropriate for you if, among other considerations:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of a significant portion of your initial investment.

♦	You can tolerate the loss of some or a significant portion of the principal amount of the Securities and are willing to make an investment that has the downside market risk of the Basket in excess of the Buffer.

♦	You believe that the value of the Basket will appreciate from the Initial Basket Value to the Final Basket Value.

♦	You understand and accept that, if the Securities are automatically called, you will not participate in any appreciation of the Basket and your potential return is limited to the Call Return.

♦	You are willing to invest in the Securities based on the minimum Upside Gearing set forth on the cover page of this pricing supplement. (The actual Upside Gearing will be set on the Trade Date.)

♦	You do not seek current income from your investment and are willing to forgo the dividends paid on the securities composing the Basket Underlyings.

♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the value of the Basket.

♦	You fully understand and accept the risks associated with the Basket.

♦	You are willing to invest in Securities that may be called early, and you are otherwise willing to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.

♦	You are willing to assume our credit risk for all payments under the Securities, and understand that if we default on our obligations, you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be appropriate for you if, among other considerations:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of a significant portion of your initial investment.

♦	You cannot tolerate the loss of some or a significant portion of the principal amount of the Securities, and you are not willing to make an investment that has the downside market risk of the Basket in excess of the Buffer.

♦	You believe that the value of the Basket will decline from the Initial Basket Value to the Final Basket Value.

♦	You do not understand and accept that, if the Securities are automatically called, you will not participate in any appreciation of the Basket and your potential return is limited to the Call Return.

♦	You are unwilling to invest in the Securities based on the minimum Upside Gearing set forth on the cover page of this pricing supplement. (The actual Upside Gearing will be set on the Trade Date.)

♦	You seek current income from your investment or prefer to receive the dividends paid on the securities composing the Basket Underlyings.

♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the value of the Basket.

♦	You do not fully understand or accept the risks associated with the Basket.

♦	You are unable or unwilling to invest in Securities that may be called early, or you are otherwise unable or unwilling to hold the Securities to maturity, or you seek an investment for which there will be an active secondary market.

♦	You are not willing to assume our credit risk for all payments under the Securities, including any repayment of principal.

The considerations identified above are not exhaustive. Whether or not the Securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the appropriateness of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying prospectus, prospectus supplement and product supplement for risks related to an investment in the Securities. For more information about the Basket Underlyings, see “Information about the Basket Underlyings” below.

Indicative Terms of the Securities[1]
Issuer:	Royal Bank of Canada
Principal Amount:	$10 per Security (subject to minimum investment of 100 Securities)
Term:	Approximately 3 years, if not previously called
Basket:	An unequally weighted basket consisting of the following equity indices:
Basket Underlyings	Bloomberg Symbols	Basket Weightings
EURO STOXX 50® Index	SX5E	40.00%
Nikkei 225 Index	NKY	25.00%
FTSE® 100 Index	UKX	17.50%
Swiss Market Index	SMI	10.00%
S&P/ASX 200 Index	AS51	7.50%
Automatic Call Feature:

The Securities will be automatically called if the Basket Value on the Call Observation Date is greater than or equal to the Initial Basket Value. If the Securities are automatically called, we will pay you on the Call Settlement Date an amount per Security equal to:

$10 + ($10 × Call Return)

No further payments will be made on the Securities.

Call Observation Date:[2]	September 2, 2027
Call Settlement Date:[2]	September 8, 2027
Call Return:	12.00%
Payment at Maturity:

If the Securities are not automatically called and the Basket Return is positive, we will pay you at maturity an amount per Security equal to:

$10 + ($10 × Upside Gearing × Basket Return)

If the Securities are not automatically called and the Basket Return is zero or negative, but the Final Basket Value is greater than or equal to the Downside Threshold, we will pay you at maturity an amount per Security equal to:

$10

If the Securities are not automatically called, the Basket Return is negative and the Final Basket Value is less than the Downside Threshold, we will pay you at maturity an amount per Security equal to:

$10 + [$10 × (Basket Return + Buffer)]

In this scenario, you will lose some or a significant portion of the principal amount of the Securities in an amount proportionate to the percentage decline in the value of the Basket in excess of the Buffer.

Upside Gearing:	1.40 to 1.60. The actual Upside Gearing will be set on the Trade Date and will not be less than 1.40.
Basket Return:	Final Basket Value – Initial Basket Value Initial Basket Value
Initial Basket Value:	Set equal to 100 on the Trade Date
Downside Threshold:	90.00, which is 90% of the Initial Basket Value
Buffer:	10%
Basket Value:	On any relevant day, the Basket Value will be calculated as follows: 100 × [1 + (the sum of, for each Basket Underlying, its Basket Underlying Return on that day times its Basket Weighting)]
Final Basket Value:	The Basket Value on the Final Valuation Date

Basket Underlying Return:

With respect to each Basket Underlying on any relevant day, the Basket Underlying Return will be calculated as follows:

(closing value of that Basket Underlying on that day – Initial Basket Underlying Value) / Initial Basket Underlying Value

Initial Basket Underlying Value:	With respect to each Basket Underlying, the closing value of that Basket Underlying on the Trade Date
Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”)

Investment Timeline
Trade Date:	Each Initial Basket Underlying Value is determined and the Upside Gearing is set. The Initial Basket Value is set to 100.

Call Observation Date:	The Securities will be automatically called if the Basket Value on the Call Observation Date is greater than or equal to the Initial Basket Value. If the Securities are automatically called, we will pay you an amount per Security equal to $10 plus a return equal to the Call Return. No further payments will be made on the Securities.

Maturity Date:

If the Securities are not automatically called, the Final Basket Value and the Basket Return are determined on the Final Valuation Date.

If the Securities are not automatically called and the Basket Return is positive, we will pay you at maturity an amount per Security equal to:

$10 + ($10 × Upside Gearing × Basket Return)

If the Securities are not automatically called and the Basket Return is zero or negative, but the Final Basket Value is greater than or equal to the Downside Threshold, we will pay you at maturity an amount per Security equal to:

$10

If the Securities are not automatically called, the Basket Return is negative and the Final Basket Value is less than the Downside Threshold, we will pay you at maturity an amount per Security equal to:

$10 + [$10 × (Basket Return + Buffer)]

In this scenario, you will lose some or a significant portion of the principal amount of the Securities in an amount proportionate to the percentage decline in the value of the Basket in excess of the Buffer.

Investing in the Securities involves significant risks. The Securities do not pay dividends or interest. You will lose some or a significant portion of your principal amount if the Securities are not automatically called and the Final Basket Value is less than the Downside Threshold. The Upside Gearing and buffered downside exposure of the Basket apply only at maturity. Any payment on the Securities, including any repayment of principal, is subject to our creditworthiness. If we default on our payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

1 Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the accompanying product supplement.

2 Subject to postponement. See “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

Key Risks

An investment in the Securities involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities. Some of the risks that apply to an investment in the Securities are summarized below, but we urge you to read also the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the Securities unless you understand and can bear the risks of investing in the Securities.

Risks Relating to the Terms and Structure of the Securities

♦	Your Investment in the Securities May Result in a Loss of Principal — The Securities differ from ordinary debt securities in that we are not necessarily obligated to repay the full principal amount of the Securities at maturity. If the Securities are not automatically called, the return on the Securities at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive or negative. If the Securities are not automatically called, the Basket Return is negative and the Final Basket Value is less than the Downside Threshold, you will be exposed to the negative Basket Return in excess of the Buffer, and we will pay you less than your principal amount at maturity, resulting in a loss of principal of your Securities that is proportionate to the percentage decline in the value of the Basket in excess of the Buffer. Accordingly, you could lose some or a significant portion of the principal amount of the Securities.

♦	Payments on the Securities Are Subject to Our Credit Risk, and Market Perceptions about Our Creditworthiness May Adversely Affect the Market Value of the Securities — The Securities are our senior unsecured debt securities, and your receipt of any amounts due on the Securities is dependent upon our ability to pay our obligations as they come due. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment. In addition, any negative changes in market perceptions about our creditworthiness may adversely affect the market value of the Securities.

♦	Your Return on the Securities Is Limited if the Securities Are Automatically Called — If the Securities are automatically called, your potential gain on the Securities will be limited to the Call Return, regardless of any appreciation of the Basket, which may be significant. In addition, because the value of the Basket at various times during the term of the Securities could be higher than on the Call Observation Date, you may receive a lower payment if the Securities are automatically called than you would have if you had hypothetically invested directly in the Basket or the Basket Underlyings. Furthermore, if the Securities are automatically called, you will not benefit from the Upside Gearing that applies to the payment at maturity if the Basket Return is positive. Because the Upside Gearing does not apply to the payment upon an automatic call, the payment upon an automatic call may be significantly less than the payment at maturity for the same level of appreciation in the Basket.

♦	The Securities May Be Called Early and Are Subject to Reinvestment Risk — The Securities will be called automatically if the Basket Value is greater than or equal to the Initial Basket Value on the Call Observation Date. In the event that the Securities are called prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Securities at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest your proceeds in an investment comparable to the Securities, you will incur transaction costs and the original issue price for such an investment is likely to include certain built in costs such as dealer discounts and hedging costs.

♦	The Upside Gearing and Buffered Downside Exposure of the Basket Apply Only If You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. The market value of the Securities may fluctuate between the date you purchase them and the Final Valuation Date. If you are able to sell your Securities prior to maturity in the secondary market, if any, the price you receive likely will not reflect the full economic value of the Upside Gearing and may represent a loss relative to your initial investment, even if at that time the value of the Basket is greater than the Downside Threshold. Accordingly, your return under these circumstances may be lower than the return of the Basket, as well as the return on the Securities that would be payable at maturity based on the return of the Basket. You can receive the full benefit of the Upside Gearing and Buffer only if you hold your Securities to maturity.

♦	A Higher Call Return or Lower Downside Threshold May Reflect Greater Expected Volatility of the Basket, and Greater Expected Volatility Generally Indicates an Increased Risk of Loss at Maturity — The economic terms for the Securities, including the Call Return and Downside Threshold, are based, in part, on the expected volatility of the Basket at the time the terms of the Securities are set. Volatility is a measure of the degree of variation in the value of the Basket over a period of time. The greater the expected volatility of the Basket as of the Trade Date, the greater the expectation is as of that date that the Final Basket Value could be less than the Downside Threshold and, as a consequence, indicates an increased risk of loss. All things being equal, this greater expected volatility will generally be reflected in a higher Call Return than the yield payable on our conventional debt securities with a similar maturity or on otherwise comparable securities, and/or a lower Downside Threshold than those terms on otherwise comparable securities. Therefore, a relatively higher Call Return may indicate an increased risk of loss. However, the Basket’s volatility can change significantly over the term of the Securities, and a relatively lower Downside Threshold may not necessarily indicate that the Securities have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of the Basket and the potential to lose some or a significant portion of your initial investment.

♦	The Securities Do Not Pay Interest, and Your Return on the Securities May Be Lower Than the Return on a Conventional Debt Security of Comparable Maturity — There will be no periodic interest payments on the Securities as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The return that you will receive on the Securities, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you purchased one of our conventional senior interest-bearing debt securities.

♦	Changes in the Value of One Basket Underlying May Be Offset by Changes in the Values of the Other Basket Underlyings — A change in the value of one Basket Underlying may not correlate with changes in the values of the other Basket Underlyings. The value of one Basket Underlying may increase, while the values of the other Basket Underlyings may not increase as much, or may even decrease. Therefore, in determining the value of the Basket as of any time, increases in the value of one Basket Underlying may be moderated, or wholly offset, by lesser increases or decreases in the values of the other Basket Underlyings. Further, because the Basket Underlyings are unequally weighted, increases in the values of the lower-weighted Basket Underlyings may be offset by even small decreases in the values of the more heavily weighted Basket Underlyings.

♦	Any Payment on the Securities Will Be Determined Based on the Closing Values of the Basket Underlyings on the Dates Specified — Any payment on the Securities will be determined based on the closing values of the Basket Underlyings on the dates specified. You will not benefit from any more favorable values of the Basket Underlyings determined at any other time.

♦	The Securities Will Be Subject to Risks, Including Non-Payment in Full, under Canadian Bank Resolution Powers — Under Canadian bank resolution powers, the Canada Deposit Insurance Corporation (“CDIC”) may, in circumstances where we have ceased, or are about to cease, to be viable, assume temporary control or ownership over us and may be granted broad powers by one or more orders of the Governor in Council (Canada), including the power to sell or dispose of all or a part of our assets, and the power to carry out or cause us to carry out a transaction or a series of transactions the purpose of which is to restructure our business. See “Description of Debt Securities—Canadian Bank Resolution Powers” in the accompanying prospectus for a description of the Canadian bank resolution powers. If the CDIC were to take action under the Canadian bank resolution powers with respect to us, holders of the Securities could be exposed to losses.

♦	The U.S. Federal Income Tax Consequences of an Investment in the Securities Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and significant aspects of the tax treatment of the Securities are uncertain. You should review carefully the section entitled “What Are the Tax Consequences of the Securities?—United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Income Tax Considerations” in the accompanying product supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities.

Risks Relating to the Initial Estimated Value of the Securities and the Secondary Market for the Securities

♦	There May Not Be an Active Trading Market for the Securities; Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Securities. The Securities will not be listed on any securities exchange. RBCCM and our other affiliates intend to make a market for the Securities; however, they are not required to do so and, if they choose to do so, may stop any market-making activities at any time. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which RBCCM or any of our other affiliates is willing to buy the Securities. Even if a secondary market for the Securities develops, it may not provide enough liquidity to allow you to easily trade or sell the Securities. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Securities in any secondary market could be substantial. If you sell your Securities before maturity, you may have to do so at a substantial discount from the price that you paid for them, and as a result, you may suffer significant losses. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.

♦	The Initial Estimated Value of the Securities Will Be Less Than the Public Offering Price — The initial estimated value of the Securities will be less than the public offering price of the Securities and does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Securities in any secondary market (if any exists) at any time. If you attempt to sell the Securities prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the values of the Basket Underlyings, the internal funding rate we pay to issue securities of this kind (which is lower than the rate at which we borrow funds by issuing conventional fixed rate debt) and the inclusion in the public offering price of the underwriting discount, our estimated profit and the estimated costs relating to our hedging of the Securities. These factors, together with various credit, market and economic factors over the term of the Securities, are expected to reduce the price at which you may be able to sell the Securities in any secondary market and will affect the value of the Securities in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Securities prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount, our estimated profit or the hedging costs relating to the Securities. In addition, any price at which you may sell the Securities is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the Securities determined for any secondary market price is expected to be based on a secondary market rate rather than the internal funding rate used to price the Securities and determine the initial estimated value. As a result, the secondary market price will be less than if the internal funding rate were used.

♦	The Initial Estimated Value of the Securities Is Only an Estimate, Calculated as of the Trade Date — The initial estimated value of the Securities is based on the value of our obligation to make the payments on the Securities, together with the mid-market value of the derivative embedded in the terms of the Securities. See “Structuring the Securities” below. Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to dividends, interest rates and volatility and the expected term of the Securities. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Securities or similar securities at a price that is significantly different than we do.

The value of the Securities at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Securities in any secondary market, if any, should be expected to differ materially from the initial estimated value of the Securities.

♦	The Terms of the Securities at Issuance and Their Market Value Prior to Maturity Are Influenced by Many Unpredictable Factors — Many economic and market factors influence the terms of the Securities at issuance and affect their value prior to maturity. These factors are similar in some ways to those that could affect the value of a combination of instruments that might be used to replicate the payments on the Securities, including a combination of a bond with one or more options or other derivative instruments. For the market value of the Securities, we expect that, generally, the value of the Basket on any day will affect the value of the Securities more than any other single factor. However, you should not expect the value of the Securities in the secondary market to vary in proportion to changes in the value of the Basket. The value of the Securities will be affected by a number of other factors that may either offset or magnify each other, including:

♦	the values of the Basket Underlyings;

♦	the actual and expected volatility of, and correlation among, the Basket Underlyings;

♦	the time remaining to maturity of the Securities;

♦	the dividend rates on the securities composing the Basket Underlyings;

♦	interest and yield rates in the market generally, as well as in the markets of the securities composing the Basket Underlyings;

♦	a variety of economic, financial, political, regulatory or judicial events;

♦	the exchange rates between the U.S. dollar and the relevant foreign currencies; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors influence the terms of the Securities at issuance and affect the price you will receive if you choose to sell the Securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Risks Relating to Conflicts of Interest and Our Trading Activities

♦	Our, Our Affiliates’ and UBS’s Business and Trading Activities May Create Conflicts of Interest — You should make your own independent investigation of the merits of investing in the Securities. Our, our affiliates’ and UBS’s economic interests are potentially adverse to your interests as an investor in the Securities due to our, our affiliates’ and UBS’s business and trading activities, and we, our affiliates and UBS have no obligation to consider your interests in taking any actions that might affect the value of the Securities. Trading by us, UBS and our respective affiliates may adversely affect the values of the Basket Underlyings and the market value of the Securities. See “Risk Factors—Risks Relating to Conflicts of Interest” in the accompanying product supplement.

♦	RBCCM’s Role as Calculation Agent May Create Conflicts of Interest — As Calculation Agent, our affiliate, RBCCM, will determine any values of the Basket Underlyings and make any other determinations necessary to calculate any payments on the Securities. In making these determinations, the Calculation Agent may be required to make discretionary judgments, including those described under “— Risks Relating to the Basket Underlyings” below. In making these discretionary judgments, the economic interests of the Calculation Agent are potentially adverse to your interests as an investor in the Securities, and any of these determinations may adversely affect any payments on the Securities. The Calculation Agent will have no obligation to consider your interests as an investor in the Securities in making any determinations with respect to the Securities.

Risks Relating to the Basket Underlyings

♦	You Will Not Have Any Rights to the Securities Included in Any Basket Underlying — As an investor in the Securities, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the securities included in any Basket Underlying. Each Basket Underlying is a price return index and its return does not reflect regular cash dividends paid by its components.

♦	The Securities Are Subject to Risks Relating to Non-U.S. Securities Markets — The equity securities composing the Basket Underlyings are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

♦	The Securities Do Not Provide Direct Exposure to Fluctuations in Exchange Rates Between the U.S. Dollar and the Non-U.S. Currencies in Which the Securities Composing the Basket Underlyings Trade — The EURO STOXX 50® Index is composed of non-U.S. securities denominated in euros, the Nikkei 225 Index is composed of non-U.S. securities denominated in yen, the FTSE® 100 Index is composed of non-U.S. securities denominated in pounds sterling, the Swiss Market Index is composed of non-U.S. securities denominated in Swiss francs and the S&P/ASX 200 Index is composed of non-U.S. securities denominated in Australian dollars. Because the values of the Basket Underlyings are also calculated in those respective non-U.S. currencies (and not in U.S. dollars), the performance of the Basket Underlyings will not be adjusted for exchange rate fluctuations between the U.S. dollar and the applicable non-U.S. currency. In addition, any payments on the Securities determined based in part on the performance of the Basket Underlyings will not be adjusted for exchange rate fluctuations between the U.S. dollar and the applicable non-U.S. currency. Therefore, holders of the Securities will not benefit from any appreciation of those non-U.S. currencies relative to the U.S. dollar.

♦	We May Accelerate the Securities If a Change-in-Law Event Occurs — Upon the occurrence of legal or regulatory changes that may, among other things, prohibit or otherwise materially restrict persons from holding the Securities or a Basket Underlying or its components, or engaging in transactions in them, the Calculation Agent may determine that a change-in-law-event has occurred and accelerate the Maturity Date for a payment determined by the Calculation Agent in its sole discretion. Any amount payable upon acceleration could be significantly less than any amount that would be due on the Securities if they were not accelerated. However, if the Calculation Agent elects not to accelerate the Securities, the value of, and any amount payable on, the Securities could be adversely affected, perhaps significantly, by the occurrence of such legal or regulatory changes. See “General Terms of the Notes—Change-in-Law Events” in the accompanying product supplement.

♦	Any Payment on the Securities May Be Postponed and Adversely Affected by the Occurrence of a Market Disruption Event — The timing and amount of any payment on the Securities is subject to adjustment upon the occurrence of a market disruption event affecting a Basket Underlying. If a market disruption event persists for a sustained period, the Calculation Agent may make a determination of the closing value of any affected Basket Underlying. See “General Terms of the Notes—Indices—Market Disruption Events for an Equity Index,” “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

♦	Adjustments to a Basket Underlying Could Adversely Affect Any Payments on the Securities — The sponsor of a Basket Underlying may add, delete, substitute or adjust the securities composing that Basket Underlying or make other methodological changes to that Basket Underlying that could affect its performance. The Calculation Agent will calculate the value to be used as the closing value of a Basket Underlying in the event of certain material changes in, or modifications to, that Basket Underlying. In addition, the sponsor of a Basket Underlying may also discontinue or suspend calculation or publication of that Basket Underlying at any time. Under these circumstances, the Calculation Agent may select a successor index that the Calculation Agent determines to be comparable to the discontinued Basket Underlying or, if no successor index is available, the Calculation Agent will determine the value to be used as the closing value of that Basket Underlying. Any of these actions could adversely affect the value of a Basket Underlying and, consequently, the value of the Securities. See “General Terms of the Notes—Indices—Discontinuation of, or Adjustments to, an Index” in the accompanying product supplement.

Hypothetical Examples and Return Table at Maturity

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The table and hypothetical examples below illustrate the payment at maturity per Security for a hypothetical range of Basket Returns based on the Initial Basket Value of 100.00, the Downside Threshold of 90% of the Initial Basket Value, the Call Return of 12.00%, a hypothetical Upside Gearing of 1.40 (the low end of the range set forth above) and the Buffer of 10%. The actual Upside Gearing will be set on the Trade Date. The table and examples set forth below are only for illustrative purposes and may not show the actual return applicable to a purchaser of the Securities. If the Securities are automatically called prior to maturity, the table below will not be relevant, and you will receive on the Call Settlement Date the principal amount plus a return equal to the Call Return. If the Securities are not previously called, the actual payment at maturity will be determined based on the Final Basket Value on the Final Valuation Date. You should consider carefully whether the Securities are appropriate for your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Example of Payment upon an Automatic Call

Example — On the Call Observation Date, the Basket Value is at or above the Initial Basket Value. Because the Securities are automatically called on the Call Observation Date, we will pay you an amount based on the Call Return. We will pay you on the Call Settlement Date a cash payment of $11.20 per Security (a return of 12%), calculated as follows:

$10 + ($10 × 12.00%) = $10 + $1.20 = $11.20

Examples of Payment at Maturity if Securities Are NOT Automatically Called

Hypothetical Final Basket Value	Hypothetical Basket Return	Hypothetical Payment at Maturity ($)	Hypothetical Total Return on Securities[1]
200.00	100.00%	$24.00	140.00%
175.00	75.00%	$20.50	105.00%
150.00	50.00%	$17.00	70.00%
140.00	40.00%	$15.60	56.00%
130.00	30.00%	$14.20	42.00%
120.00	20.00%	$12.80	28.00%
110.00	10.00%	$11.40	14.00%
105.00	5.00%	$10.70	7.00%
100.00	0.00%	$10.00	0.00%
95.00	-5.00%	$10.00	0.00%
90.00	-10.00%	$10.00	0.00%
80.00	-20.00%	$9.00	-10.00%
70.00	-30.00%	$8.00	-20.00%
60.00	-40.00%	$7.00	-30.00%
50.00	-50.00%	$6.00	-40.00%
25.00	-75.00%	$3.50	-65.00%
0.00	-100.00%	$1.00	-90.00%

1 The “total return” is the number, expressed as a percentage, that results from comparing the payment at maturity per Security to the principal amount of $10 per Security.

Example 1 — Securities are NOT automatically called and the value of the Basket increases from the Initial Basket Value to the Final Basket Value by 10%. Because the Securities are not automatically called and the Basket Return is positive, we will pay you an amount based on the Upside Gearing times the Basket Return. We will pay you at maturity a cash payment of $11.40 per Security (a return of 14%), calculated as follows:

$10 + ($10 × 1.40 × 10%) = $10 + $1.40 = $11.40

Example 2 — Securities are NOT automatically called and the value of the Basket decreases from the Initial Basket Value to the Final Basket Value by 10%. Because the Securities are not automatically called and the Basket Return is negative, but the Final Basket Value is greater than or equal to the Downside Threshold, we will pay you at maturity a cash payment of $10.00 per Security (a return of 0%).

Example 3 — Securities are NOT automatically called and the value of the Basket decreases from the Initial Basket Value to the Final Basket Value by 50%. Because the Securities are not automatically called, the Basket Return is -50%, which is negative, and the Final Basket Value is less than the Downside Threshold, we will pay you at maturity a cash payment of $6.00 per Security (a 40% loss on the principal amount), calculated as follows:

$10 + [$10 × (-50% + 10%)] = $10 + -$4 = $6.00

What Are the Tax Consequences of the Securities?

United States Federal Income Tax Considerations

You should review carefully the section in the accompanying product supplement entitled “United States Federal Income Tax Considerations.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Securities.

Generally, this discussion assumes that you purchased the Securities for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to the Basket Underlyings. You should consult your tax adviser regarding the effect any such circumstances may have on the U.S. federal income tax consequences of your ownership of a Security.

In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat the Securities for U.S. federal income tax purposes as prepaid financial contracts that are “open transactions,” as described in the section entitled “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Financial Contracts that are Open Transactions” in the accompanying product supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. Moreover, because this treatment of the Securities and our counsel’s opinion are based on market conditions as of the date of this preliminary pricing supplement, each is subject to confirmation on the Trade Date. A different tax treatment could be adverse to you. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your Securities (including upon maturity or an earlier redemption, if applicable) and (ii) the gain or loss on your Securities should be treated as short-term capital gain or loss unless you have held the Securities for more than one year, in which case your gain or loss should be treated as long-term capital gain or loss.

We do not plan to request a ruling from the IRS regarding the treatment of the Securities. An alternative characterization of the Securities could materially and adversely affect the tax consequences of ownership and disposition of the Securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Non-U.S. Holders. As discussed under “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain determinations made by us, we expect that Section 871(m) will not apply to the Securities with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. If necessary, further information regarding the potential application of Section 871(m) will be provided in the final pricing supplement for the Securities.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Canadian Federal Income Tax Consequences

For a discussion of the material Canadian federal income tax consequences relating to an investment in the Securities, please see the section entitled “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product supplement, which you should carefully review prior to investing in the Securities.

Information about the Basket Underlyings

The EURO STOXX 50® Index is a free float market capitalization-weighted index composed of 50 of the largest stocks in terms of free float market capitalization traded on major Eurozone exchanges. For more information about the EURO STOXX 50® Index, see “Indices—The STOXX Benchmark Indices” in the accompanying underlying supplement.

The Nikkei 225 Index is a stock index that measures the composite price performance of 225 of the most actively traded stocks on the Tokyo Stock Exchange, representing a broad cross-section of Japanese industries. For more information about the Nikkei 225 Index, see “Indices—The Nikkei 225 Index” in the accompanying underlying supplement.

The FTSE® 100 Index measures the composite price performance of stocks of the 100 largest companies (determined on the basis of market capitalization) traded on the London Stock Exchange. For more information about the FTSE® 100 Index, see “Indices—The FTSE® 100 Index” in the accompanying underlying supplement.

The Swiss Market Index is a free-float adjusted market capitalization-weighted price return index that includes 20 of the largest and most liquid companies of the Swiss equity market. For more information about the Swiss Market Index, see “Indices—The Swiss Market Index” in the accompanying underlying supplement.

The S&P/ASX 200 Index measures the performance of the 200 largest and most liquid index-eligible stocks listed on the Australian Securities Exchange by float-adjusted market capitalization. For more information about the S&P/ASX 200 Index, see “Indices—The S&P/ASX 200 Index” in the accompanying underlying supplement.

Historical Information

The following graphs set forth historical closing values of the Basket Underlyings for the period from January 1, 2016 to August 14, 2026. We obtained the information in the graphs from Bloomberg Financial Markets, without independent investigation. The historical performance of each Basket Underlying should not be taken as an indication of its future performance. We cannot give you assurance that the performance of the Basket Underlyings will result in the return of all of your initial investment.

EURO STOXX 50® Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Nikkei 225 Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

FTSE® 100 Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Swiss Market Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

S&P/ASX 200 Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Supplemental Plan of Distribution (Conflicts of Interest)

We have agreed to indemnify UBS and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS may sell all or a part of the Securities that it will purchase from us to investors or to its affiliates at the price to public listed on the cover page of this pricing supplement.

UBS may allow a concession not in excess of the underwriting discount set forth on the cover page of this pricing supplement to its affiliates for distribution of the Securities.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Use of Proceeds and Hedging” in the accompanying product supplement.

The value of the Securities shown on your account statement may be based on RBCCM’s estimate of the value of the Securities if RBCCM or another of our affiliates were to make a market in the Securities (which it is not obligated to do). That estimate will be based on the price that RBCCM may pay for the Securities in light of then-prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately nine months after the Settlement Date, the value of the Securities that may be shown on your account statement may be higher than RBCCM’s estimated value of the Securities at that time. This is because the estimated value of the Securities will not include the underwriting discount or our hedging costs and profits; however, the value of the Securities shown on your account statement during that period may initially be a higher amount, reflecting the addition of the underwriting discount and our estimated costs and profits from hedging the Securities. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Securities, it expects to do so at prices that reflect their estimated value. This period may be reduced at RBCCM’s discretion based on a variety of factors, including but not limited to, the amount of the Securities that we repurchase and our negotiated arrangements from time to time with UBS.

RBCCM or another of its affiliates or agents may use this pricing supplement in the initial sale of the Securities. In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Securities after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

For additional information about the settlement cycle of the Securities, see “Plan of Distribution” in the accompanying prospectus. For additional information as to the relationship between us and RBCCM, see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.

Structuring the Securities

The Securities are our debt securities. As is the case for all of our debt securities, including our structured notes, the economic terms of the Securities reflect our actual or perceived creditworthiness. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under structured notes at a rate that is lower than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. The lower internal funding rate, the underwriting discount and the hedging-related costs relating to the Securities reduce the economic terms of the Securities to you and result in the initial estimated value for the Securities being less than their public offering price. Unlike the initial estimated value, any value of the Securities determined for purposes of a secondary market transaction may be based on a secondary market rate, which may result in a lower value for the Securities than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the Securities, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with RBCCM and/or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, volatility and the tenor of the Securities. The economic terms of the Securities and the initial estimated value depend in part on the terms of these hedging arrangements.

See “Key Risks—Risks Relating to the Initial Estimated Value of the Securities and the Secondary Market for the Securities—The Initial Estimated Value of the Securities Will Be Less Than the Public Offering Price” above.